Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-6284 lsharp@smith-wesson.com

Smith & Wesson®’s Battenfeld Technologies Completes Previously Announced Acquisition of UST Brands

SPRINGFIELD, Mass., November 21, 2016 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leading manufacturer of firearms and provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, today announced that its Outdoor Products & Accessories segment, through a subsidiary of Battenfeld Technologies, Inc., has completed the acquisition of substantially all of the assets of Ultimate Survival Technologies, Inc. (“UST Brands”), a provider of high quality survival and camping equipment, for $32.3 million in cash. In addition, up to $2.0 million will be due over a period of two years following the closing, contingent upon the financial performance of the acquired business. Based in Columbia, Missouri, Battenfeld Technologies develops and sells shooting, reloading, gunsmithing, gun cleaning supplies, knives, and specialty tools under several popular, premium brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Lockdown® Vault Accessories, Schrade®, Old Timer®, Uncle Henry®, Imperial™, Smith & Wesson®, and M&P®.

The signing of the definitive purchase agreement for the acquisition was previously announced on November 4, 2016, and a copy of that announcement can be found at: http://ir.smith-wesson.com/phoenix.zhtml?c=90977&p=irol-newsArticle&ID=2219753.

UST Brands is a recognized provider of some of the finest survival and camping equipment on the market. Operating out of a 100,625 square foot facility in Jacksonville, Florida, UST Brands offers a complete assortment of survival and camping equipment, including LED lights, patented all-weather fire starters, unbreakable signal mirrors, premium outdoor cutting tools, first aid kits, signal whistles, survival kits, camp kitchen products, and more. UST Brands’ products are sold through a variety of outdoor, sporting goods, and large retailers, as well as through online merchandisers. For more information on UST Brands, visit www.ustbrands.com.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The Company reports two segments: Firearms and Outdoor Products & Accessories. Firearms manufactures handgun and long gun products sold under the Smith & Wesson®, M&P®, and Thompson/Center Arms™ brands as well as providing forging, machining, and precision plastic injection molding services. Outdoor Products & Accessories provides shooting, hunting, and outdoor accessories, including reloading, gunsmithing, and gun cleaning supplies, tree saws, vault accessories, knives, laser sighting systems, and tactical lighting products. Brands in Outdoor Products & Accessories include Smith & Wesson®, M&P®, Thompson/Center Arms™, Crimson Trace®, Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, and Golden Rod® Moisture Control as well as knives and specialty tools under Schrade®, Old Timer®, Uncle Henry®, and Imperial™. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.